EXHIBIT 3.2
ARTICLES OF AMENDMENT

(1)
(2) Northwest Bancshares, Inc. a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     (3) The charter of the corporation is hereby amended as follows:
The articles of incorporation of the Corporation is hereby amended by removing Article 7 Section D thereof and by substituting in lieu of said Article and Section the following new Article 7 Section D:
D. Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5 hereof) voting together as a single class.
     (4) This amendment of the charter of the corporation has been approved by the directors. No stock has been issued.
     We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5) /s/ Gregory C. La Rocca	(5) /s/ William J. Wagner

Secretary	President
(6) Return address of filing party:
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Ave., NW Suite 780
Washington, D.C. 20015